SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    Form 8-K




                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported): March 25, 1998




                                DENAMERICA CORP.
                                ----------------
             (Exact name of registrant as specified in its charter)




         GEORGIA                      1-13226                   58-1861457
-----------------------------   ---------------------      ---------------------
      (State or other           (Commission File No.)      (IRS Employer ID No.)
jurisdiction of incorporation)




         7373 N. Scottsdale Road, Suite C-240, Scottsdale, Arizona 85253
         ---------------------------------------------------------------
               (Address of principal executive office) (Zip Code)




       Registrant's telephone number, including area code: (602) 483-7055

                                DENAMERICA CORP.

                                    FORM 8-K

                                 CURRENT REPORT

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS.

         On March 25, 1998, DenAmerica Corp. (the "Company") sold 63 Denny's restaurants and eight non-branded restaurants in 10 states to Olajuwon Holdings, Inc., a Texas corporation, for $28.7 million, consisting of cash of $25.2 million and notes totaling $3.5 million. The terms of the transaction were determined by arms-length negotiations between representatives of the Company and representatives of the buyer. The Company utilized the proceeds from this transaction to (i) repay an outstanding promissory note at a $2.4 million discount from its principal amount of approximately $15.3 million; (ii) cancel outstanding warrants to acquire approximately 1.0 million shares of Common Stock at an exercise price of $1.90 per share; (iii) permanently reduce its outstanding borrowings under the term loan portion of its credit facility; and
(iv) repay certain equipment operating leases associated with the sold restaurants.

ITEM 7.           FINANCIAL  STATEMENTS, PRO  FORMA  FINANCIAL  INFORMATION  AND
                  EXHIBITS.

         (a)      Financial Statements of Businesses Acquired.

                  Not applicable.

         (b)      Pro Forma Financial Information.

                  As of the date of filing this Current Report on Form 8-K, it is impracticable for the Company to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than June 8, 1998.

         (c)      Exhibits.


Exhibit No.                         Description of Exhibit
-----------                         ----------------------

10.116 Asset Purchase Agreement dated January 27, 1998, among DenAmerica Corp., Olajuwon Holdings, Inc., and Akinola Olajuwon

10.117 First Amendment to Asset Purchase Agreement dated March 16, 1998 between DenAmerica Corp., Olajuwon Holdings, Inc., and Akinola Olajuwon

10.118        Promissory Note dated March 25, 1998, from Olajuwon Holdings, Inc.
              to DenAmerica Corp. in the principal amount of $1,800,000

10.119 Negative Working Capital Note dated March 25, 1998, from Olajuwon Holdings, Inc. to DenAmerica Corp. in the principal amount of $1,700,000

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 8, 1998                   DENAMERICA CORP.



                                By:  /s/ Todd S. Brown
                                   ---------------------------------------------
                                      Todd S. Brown
                                      Vice President and Chief Financial Officer
                                        3